Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Atossa Therapeutics, Inc.

Seattle, Washington

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 26, 2020, relating to the consolidated financial statements of Atossa Therapeutics, Inc., which is incorporated by reference in the Registration Statement on Form S‐3 (No. 333-248555) incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-3 (No. 333-248555) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP

Seattle, Washington

March 22, 2021